The Cincinnati Insurance Company ■ The Cincinnati Indemnity Company
The Cincinnati Casualty Company ■ The Cincinnati Specialty Underwriters Insurance Company
The Cincinnati Life Insurance Company ■ CFC Investment Company ■ CSU Producer Resources Inc.
Cincinnati Global Underwriting Ltd. ■ Cincinnati Global Underwriting Agency Ltd.

Investor Contact: Dennis E. McDaniel, 513-870-2768
CINF-IR@cinfin.com

Media Contact: Betsy E. Ertel, 513-603-5323
Media_Inquiries@cinfin.com

Cincinnati Financial Corporation Announces Death of Board Member William Bahl
•Lead Independent Director Dies at 71

Cincinnati, September 27, 2022 – Cincinnati Financial Corporation (Nasdaq: CINF) today announced with great sadness that William F. Bahl, CFA, CIC passed away on September 26, 2022.

A director since 1995, Mr. Bahl was the corporation’s lead independent director and also served as chair of the nominating committee and as a member of the audit, executive and investment committees. He also served as a director of the company’s U.S. insurance subsidiaries. Throughout his tenure, Mr. Bahl developed a deep understanding of what makes our company unique, including our independent agency focus and our equity investing and dividend paying strategies. He personified our corporate culture of living by the Golden Rule, treating others as he would wish to be treated and always placing the company’s interests above his own.

Mr. Bahl was co-founder and chairman of the board of Cincinnati-based, registered investment adviser Bahl & Gaynor Investment Counsel Inc. Prior to co-founding Bahl & Gaynor, he was senior vice president and chief investment officer at Northern Trust Company in Chicago, having previously worked for Fifth Third Bank and Mellon Bank.

Steven J. Johnston, chairman and chief executive officer, commented, “We are deeply saddened to lose Bill. We will be forever grateful for his friendship and service to our company. It has been a privilege to work alongside him. The entire board benefitted from his investment expertise, business acumen and genuine affection for our company. We will miss him greatly. His family is in our thoughts and prayers.”

About Cincinnati Financial
Cincinnati Financial Corporation offers primarily business, home and auto insurance through The Cincinnati Insurance Company and its two standard market property casualty companies. The same local independent insurance agencies that market those policies may offer products of our other subsidiaries, including life insurance, fixed annuities and surplus lines property and casualty insurance. For additional information about the company, please visit cinfin.com.

Mailing Address: Street Address:
P.O. Box 145496 6200 South Gilmore Road
Cincinnati, Ohio 45250-5496 Fairfield, Ohio 45014-5141

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